Exhibit 99.4

22 November 2012

The Manager

Company Announcements Office

ASX Limited

Level 4, Exchange Centre

20 Bridge Street

SYDNEY NSW 2000

Dear Sirs

ESTABLISHMENT OF SHOPPING CENTRES AUSTRALASIA PROPERTY GROUP

Woolworths Limited (Woolworths) refers to its announcement on 5 October 2012 regarding the establishment of Shopping Centres Australasia Property Group (SCA Property Group).

Following approval of the Capital Reduction Resolution at the Woolworths Annual General Meeting today (Resolution 6), and subject to the satisfaction or waiver of the remaining conditions precedent referred to below, Woolworths will now proceed to implement the Capital Reduction to establish SCA Property Group. The Capital Reduction will involve the in-specie distribution of Stapled Units in SCA Property Group, as described in the Explanatory Memorandum which was sent to shareholders with the Notice of Annual General Meeting. As set out in the Explanatory Memorandum, upon the Capital Reduction being implemented, Woolworths shareholders will receive one Stapled Unit in SCA Property Group for every five Woolworths shares that they hold at 7pm (Sydney time) on 30 November 2012.

Conditions Precedent to the Capital Reduction by Woolworths

The Explanatory Memorandum sets out the conditions precedent to the implementation of the Capital Reduction. The conditions relating to ASX quotation approval for the Stapled Units and shareholder approval of the Capital Reduction Resolution have now both been satisfied, and Woolworths is not aware of any reason that will prevent the satisfaction or waiver of any of the other conditions precedent.

Offer by SCA Property Group

As disclosed in Woolworths’ announcement of 5 October 2012, SCA Property Group is undertaking an offer of Stapled Units in SCA Property Group (the Offer). In accordance with the ‘Key Dates’ set out in the Explanatory Memorandum, the institutional component of the Offer opens today (following approval of the Capital Reduction Resolution) and will close tomorrow, Friday 23 November 2012, after which time the Final Price for the Offer will be determined.

Implementation Timetable

The following are the remaining key dates in respect of the implementation of the Capital Reduction, assuming the Offer by SCA Property Group proceeds (as contained in the ‘Key Dates’ section of the Explanatory Memorandum). Please note that this does not set out the remaining key dates in relation to the Offer by SCA Property Group. Defined terms used below have the meaning given in the Explanatory Memorandum.

EVENT	DATE

Woolworths Shares commence trading on ASX without an entitlement to the Distribution	Monday, 26 November 2012

SCA Property Group commences trading on ASX on a conditional and deferred settlement basis	Monday, 26 November 2012

Distribution Record Date	7pm (Sydney time) Friday, 30 November 2012

Implementation Date - Distribution of Stapled Units to Woolworths Distribution Participants	Tuesday, 11 December 2012

Unconditional and deferred settlement trading of Stapled Units commences on ASX	Wednesday, 12 December 2012

Dispatch of holding statements for Stapled Units	By Tuesday, 18 December 2012

Stapled Units commence trading on ASX on a normal settlement basis	Wednesday, 19 December 2012

If Woolworths shareholders have any questions, they may call the Distribution Information Line on 1300 318 976 (toll free within Australia) or +61 3 9415 4881 (outside Australia) between 9am and 5.30pm (Sydney time) Monday to Friday (excluding public holidays).

Yours faithfully
WOOLWORTHS LIMITED

Peter Horton Company Secretary

This announcement does not constitute an offer in any place in which, or to any person to whom, it would not be lawful to make such an offer. In particular, the SCA Property Group Stapled Units have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction of the United States and may not be offered, sold or resold in the United States (as defined in Regulation S under the Securities Act) absent registration or an applicable exemption from the registration requirements.

2